Exhibit 99

P R E S S   R E L E A S E

RELEASE DATE:	CONTACT:
December 5, 2012	Frank D. Martz
Group Senior Vice President
of Operations and Secretary
(724) 758-5584

ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND

ESB Financial Corporation announced that at its Board of Directors meeting today, December 5, 2012, declared a quarterly cash dividend of $.10 on the Common Stock of ESB Financial Corporation payable on December 28, 2012 to the stockholders of record at the close of business on December 17, 2012.

In announcing the cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, stated that “Based on the likelihood of a change in tax rates for future dividend payments, we have accelerated the payment of this quarterly dividend into December 2012 from our normal dividend payment in January 2013 in order to return capital to our stockholders in a tax efficient manner.”  In addition, Ms. Zuschlag noted the Company's results of operations for the three months ended September 30, 2012.  The Company recognized net income for the three month period ended September 30, 2012 of $3.9 million or $.27 per diluted share.  This announcement reflects the Company’s policy of declaring a regular quarterly cash dividend.  This quarterly cash dividend equates to an annual cash dividend of $.40 per share.

ESB Financial Corporation is the parent Holding Company of ESB Bank, and offers a wide variety of financial products and services through 25 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".

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